1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

May 3, 2024

Guggenheim Strategic Opportunities Fund

227 West Monroe Street

Chicago, Illinois 60606

Re:	Guggenheim Strategic Opportunities Fund

Registration Statement on Form N-2

File No. 811-21982

Dear Ladies and Gentlemen:

We have acted as counsel to Guggenheim Strategic Opportunities Fund, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), filed on the date hereof, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to possible offerings from time to time of up to $850,000,000 aggregate initial offering price of common shares of beneficial interest, par value $0.01 per share, of the Fund (“Common Shares”).

The Registration Statement provides that the Common Shares may be offered in one or more offerings in amounts, at prices and on terms to be set forth in one or more supplements to the prospectus included in the Registration Statement (each, a “Prospectus Supplement”). This opinion letter is being furnished to the Fund in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Common Shares.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the following documents: the Registration Statement;

(i)	the Registration Statement;
(ii)	the Certificate of Trust of the Fund and all amendments thereto;

(iii)	the Amended and Restated Agreement and Declaration of Trust of the Fund (the “Declaration of Trust”);
(iv)	the Amended and Restated By-Laws of the Fund (the “By-Laws”); and
(v)	a certificate of good standing with respect to the Fund issued by the Secretary of State of the State of Delaware as of May 3, 2024.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Fund.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to such documents.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the Common Shares, when (a) duly issued and sold in accordance with the Registration Statement and applicable Prospectus Supplement and (b) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the board of trustees of the Fund (the “Board of Trustees”) (or a duly authorized committee thereof) may determine and at a price per share not less than the per share par value of the Common Shares, will be validly issued, fully paid and, subject to the qualifications set forth in the Declaration of Trust, nonassessable. In this regard, we note that, pursuant to Section 3.8 of the Declaration of Trust, the Trustees have the power, as frequently as they may determine, to cause each Shareholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

The opinion set forth herein is subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Common Shares offered pursuant to the Registration Statement and appropriate Prospectus Supplement:

(i)	the resolutions establishing the definitive terms and authorizing the Fund to register, offer, sell and issue the Common Shares shall remain in effect and unchanged at all times during which the Common Shares are offered, sold or issued by the Fund;

(ii)	the definitive terms of each class and series of the Common Shares not presently provided for in the Registration Statement or the Declaration of Trust, and the terms of the issuance and sale of the Common Shares (x) shall have been duly established in accordance with all applicable law and the Declaration of Trust and By-Laws (collectively, the “Organizational Documents”), any underwriting agreement and subscription agreement and any other relevant agreement relating to the terms and the offer and sale of the Common Shares (collectively, the “Transaction Documents”) and the authorizing resolutions of the Board of Trustees, and reflected in appropriate documentation reviewed by us, and (y) shall not violate any applicable law, the Organizational Documents or the Transaction Documents (subject to the further assumption that such Organizational Documents and Transaction Documents have not been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein), or result in a default under or breach of (nor constitute any event which with notice, lapse of time or both would constitute a default under or result in any breach of) any agreement or instrument binding upon the Fund and so as to comply with any restriction imposed by any court or governmental body having jurisdiction over the Fund;

(iii)	the Common Shares and any certificates representing the Common Shares have been duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon legal consideration therefor and have been duly issued and sold in accordance with any relevant agreement and, if applicable, duly executed and delivered by the Fund and any other appropriate party;

(iv)	each subscription agreement and any other relevant agreement has been duly authorized, executed and delivered by, and will constitute a valid and binding obligation of, each party thereto (other than the Fund);

(v)	the Registration Statement, as amended (including all necessary post-effective amendments), and any additional registration statement filed under Rule 462 under the Securities Act, shall be effective under the Securities Act, and such effectiveness shall not have been terminated or rescinded;

(vi)	an appropriate Prospectus Supplement shall have been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder describing the Common Shares offered thereby;

(vii)	the Common Shares shall be issued and sold in compliance with all U.S. federal and state securities laws and solely in the manner stated in the Registration Statement and the applicable Prospectus Supplement and there shall not have occurred any change in law affecting the validity of the opinion rendered herein;

(viii)	if the Common Shares will be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Common Shares in the form filed as an exhibit to the Registration Statement or any post-effective amendment thereto, or incorporated by reference therein, has been duly authorized, executed and delivered by the Fund and the other parties thereto; and

(ix)	in the case of an agreement or instrument pursuant to which any Common Shares are to be issued, there shall be no terms or provisions contained therein which would affect the validity of the opinion rendered herein.

The opinion set forth herein as to enforceability of obligations of the Fund is subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” and “General Information—Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

5